EXHIBIT 14.1

GLOBALSCAPE, INC.
CODE OF BUSINESS CONDUCT & ETHICS
FOR MEMBERS OF THE BOARD OF DIRECTORS
AND EXECUTIVE OFFICERS

Responsibilities of Directors and Executive Officers

                The Board of Directors of GlobalSCAPE, Inc. has adopted this Code of Business Conduct & Ethics for the members of the Board of Directors and the Executive Officers (as defined under the regulations of the Securities and Exchange Commission), of the Company.

                Each Director and Executive Officer shall be responsible for complying with this Code. Executive Officers of the Company must comply with the GlobalSCAPE Policy on Business Conduct also.

                If any Director or Executive Officer believes that a prohibited act under this Code has occurred, then he or she shall promptly report such belief to the Chairman of the Board and the Presiding Director and General Counsel. While this is the preferred reporting procedure, any Director or Executive Officer should feel free to report any such alleged prohibited act hereunder to the Chairman of the Audit Committee or the Chairman of the Nominating and Governance Committee.

                The Board (or, at the discretion of the independent members of the Board, the Nominating and Governance Committee) will review and investigate any such reported prohibited act, without the participation of any Director who may be the subject of such report. If the Board determines that any such act represents a violation under this Code, then appropriate remedial or disciplinary action will be taken. The Company will disclose any such violation and the remedial or disciplinary action taken, to the extent required by the Federal securities or other applicable laws. If the Board determines that any such act represents a violation under this Code, but does not believe that any remedial or disciplinary action is necessary or desirable (or if the Board agrees to waive compliance with a provision of the Code on behalf of any Director or Executive Officer), then the Company shall promptly disclose the violation or waiver and the Board’s rationale for its decision. Furthermore, the Company shall also disclose if the Board fails to investigate or take action within a reasonable period of time after learning of any such alleged prohibited act under this Code.

                All Directors and Executive Officers are expected to provide full assistance and disclosure to the Board, the Company and its internal and external auditors in connection with any review of compliance with this Code.

1. Conflicts of Interest

                Every Director and Executive Officer has a duty to avoid business, financial or other direct or indirect interests or relationships which conflict with the interests of the Company or which divide his or her loyalty to the Company. A conflict or the appearance of a conflict of interest may arise in many ways. Each Director and Executive Officer must deal at arm’s length with the Company and should disclose to the Chairman, Vice Chairman or Presiding Director any conflict or any appearance of a conflict of interest on his or her part. Any activity which even appears to present such a conflict must be avoided or terminated unless, after such disclosure to the Board, it is determined that the activity is not harmful to the Company or otherwise improper. The end result of the process of disclosure, discussion and consultation may well be approval of certain relationships or transactions on the ground that, despite appearances, they are not harmful to the Company. But all conflicts and appearances of conflicts of interest are prohibited, even if they do not harm the Company, unless they have gone through this process.

2. Conduct of Business and Fair Dealing

                No Director or Executive Officer shall:

                         •      compete with the Company by providing service to a competitor as an employee, officer or director or in a similar capacity;

                         •      profit, or assist others to profit, from confidential information or business opportunities that are available because of service to the Company;

                         •      improperly influence or attempt to influence any business transaction between the Company and another entity in which a Director or Executive Officer has a direct or indirect financial interest or acts as an employee, officer or director or in a similar capacity; or

                         •      take unfair advantage of any customer, supplier, competitor or other person through manipulation, concealment, misrepresentation of material facts or other unfair-dealing practice.

3. Gifts

                No Director or Executive Officer shall solicit or accept gifts, payments, loans, services or any form of compensation from suppliers, customers, competitors or others seeking to do business with the Company. Social amenities customarily associated with legitimate business relationships are permissible. These include the usual forms of entertainment such as lunches or dinners as well as occasional gifts of modest value. While it is difficult to define “customary,” “modest” or “usual” by stating a specific dollar amount, common sense should dictate what would be considered extravagant or excessive. If a disinterested third party would be likely to infer that it affected the judgment of a Director or Executive Officer, then it is too much. All business dealings must be on arm’s-length terms and free of any favorable treatment resulting from the personal interest of our Directors and Executive Officers.

4. Compliance with Laws and Regulations

                Consistent with our business philosophy, it is the policy of GlobalSCAPE to comply with the laws of each country in which our Company does business. Each Director and Executive Officer shall comply with all applicable laws, rules and regulations, and shall use all reasonable efforts to oversee compliance by employees, other Directors and other Executive Officers with all applicable laws, rules and regulations.

5. Use of Non-Public Information and Disclosure

                A Director or Executive Officer who knows important information about the Company that has not been disclosed to the public must keep such information confidential. It is a violation of United States law to purchase or sell GlobalSCAPE stock on the basis of such important non-public information. Directors and Executive Officers may not do so and may not provide such information to others for that or any other purpose.

                Directors and Executive Officers also may not buy or sell securities of any other company using important non-public information obtained in the performance of their duties on behalf of the Company and may not provide any such information so obtained to others.

                Directors and Executive Officers shall maintain the confidentiality of any non-public information learned in the performance of their duties on behalf of the Company, except when disclosure is authorized or legally mandated.

6. Use of Company Funds, Assets and Information

                Each Director and Executive Officer shall protect the Company’s funds, assets and information and shall not use the Company funds, assets or information to pursue personal opportunities or gain.

                No Company funds, assets or information shall be used for any unlawful purpose.

                No undisclosed or unrecorded fund or asset shall be established for any purpose.

                No false or artificial entries shall be made in the books and records of the Company for any reason, and no Director or Executive Officer shall engage in any arrangement that results in such prohibited act.